Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MSG SPINCO, INC.

(TO BE RENAMED THE MADISON SQUARE GARDEN COMPANY)

AND

THE MADISON SQUARE GARDEN COMPANY

(TO BE RENAMED MSG NETWORKS INC.)

DATED AS OF SEPTEMBER 11, 2015

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

Section 1.1. General	1
Section 1.2. Reference; Interpretation	3

ARTICLE II
SERVICES

Section 2.1. Services	3
Section 2.2. Standard of Service	3
Section 2.3. Additional Services	3
Section 2.4. Representative	4

ARTICLE III
LICENSES AND PERMITS

Section 3.1. Licenses and Permits	4

ARTICLE IV
PAYMENT

Section 4.1. General	4
Section 4.2. Additional Expenses	4
Section 4.3. Invoices	5
Section 4.4. Failure to Pay	5
Section 4.5. Termination of Services	6

ARTICLE V
INSURANCE MATTERS

Section 5.1. Disclaimer	6
Section 5.2. Insurance Transition	6
Section 5.3. Claims Made Policies	7
Section 5.4. Audits and Adjustments	7
Section 5.5. No Assignment or Waiver	7
Section 5.6. No Limitation on Spinco Insurance	7
Section 5.7. Scope	7

Page
ARTICLE VI
INDEMNIFICATION

Section 6.1. Indemnification by Party Receiving Services	7
Section 6.2. Indemnification by Party Providing Services	8
Section 6.3. Third Party Claims	8
Section 6.4. Indemnification Payments	10
Section 6.5. Survival	11

ARTICLE VII
COOPERATION; CONFIDENTIALITY; TITLE

Section 7.1. Good Faith Cooperation; Consents	11
Section 7.2. Confidentiality	11
Section 7.3. Internal Use; Title, Copies, Return	11

ARTICLE VIII
TERM

Section 8.1. Duration	12
Section 8.2. Early Termination by Spinco	12
Section 8.3. Early Termination by MSG Networks	12
Section 8.4. Suspension Due to Force Majeure	13
Section 8.5. Consequences of Termination	13

ARTICLE IX
RECORDS

Section 9.1. Maintenance of Records	13

ARTICLE X
DISPUTE RESOLUTION

Section 10.1. Negotiation	13
Section 10.2. Continuity of Service and Performance	14
Section 10.3. Other Remedies	14

ARTICLE XI
NOTICES

Section 11.1. Notices	14

ARTICLE XII
MISCELLANEOUS
Section 12.1. Taxes	15

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Page
Section 12.2. Relationship of Parties	15
Section 12.3. Complete Agreement; Construction	15
Section 12.4. Counterparts	15
Section 12.5. Waivers	15
Section 12.6. Amendments	15
Section 12.7. Assignment	15
Section 12.8. Successors and Assigns	16
Section 12.9. Third Party Beneficiaries	16
Section 12.10. Governing Law	16
Section 12.11. Waiver of Jury Trial	16
Section 12.12. Specific Performance	16
Section 12.13. Severability	16
Section 12.14. Provisions Unaffected	16
Section 12.15. No Presumption	16

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Transition Services Agreement, dated as of September 11, 2015 (this “Agreement”), between MSG Spinco, Inc. (to be renamed The Madison Square Garden Company), a Delaware corporation (“Spinco”), and The Madison Square Garden Company (to be renamed MSG Networks Inc.), a Delaware corporation (“MSG Networks”).

W I T N E S S E T H:

WHEREAS, Spinco and MSG Networks have entered into a Distribution Agreement, dated as of September 11, 2015 (the “Distribution Agreement”), which sets forth the terms pursuant to which MSG Networks and its subsidiary MSG Holdings, L.P. (“MSG Holdings”), will transfer certain assets to Spinco and MSG Networks will distribute the common stock of Spinco to shareholders of MSG Networks (the “Distribution”); and

WHEREAS, in connection with the Distribution, and in order to ensure an orderly transition under the Distribution Agreement, it will be necessary for each of the parties to provide to the other the Services described herein for a transitional period;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General. As used in this Agreement, the following terms have the respective meanings set forth below:

“Ancillary Agreement” shall have the meaning assigned to that term in the Distribution Agreement.

“Applicable Rate” shall mean the Prime Rate (as defined below) plus three percent (3%) per annum.

“Bankruptcy Event” with respect to a party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

“Change of Control” of a company shall mean an event or series of events by which Dolan Family Interests shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of shares of the capital stock of such company, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors of such company.

“Dolan Family Interests” shall mean (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean Charles F. Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Loss” shall mean any damage, claim, loss, charge, action, suit, proceeding, deficiency, tax, interest, penalty and reasonable costs and expenses related thereto (including reasonable attorneys’ fees).

“MSG Networks Services” shall mean those transitional services, including any Additional Services, to be provided by MSG Networks to Spinco set forth on Schedule B hereto to assist Spinco in operating Spinco’s business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be MSG Networks Services under this Agreement unless expressly agreed in writing by both parties to this Agreement.

“Overlap Individuals” shall mean Persons who are directors of both Spinco and MSG Networks or officers of both Spinco and MSG Networks if such officer is compensated by both companies.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, National Association, as its prime lending rate.

“Services” shall mean, collectively, the Spinco Services and the MSG Networks Services.

“Spinco Services” shall mean those transitional services, including any Additional Services, to be provided by Spinco to MSG Networks set forth on Schedule A hereto to assist MSG Networks in operating MSG Networks’ business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be Spinco Services under this Agreement unless expressly agreed in writing by both parties to this Agreement.

“Third-Party” shall mean any Person who is not a party to this Agreement.

Section 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

SERVICES

Section 2.1. Services. (a) Spinco shall provide to MSG Networks each Spinco Service for the term set forth opposite the description of such Spinco Service in Schedule A. Additional Services may be provided to MSG Networks by Spinco as provided in Section 2.3. At its option and with the consent of MSG Networks (which consent shall not unreasonably be withheld), Spinco may cause any Spinco Service it is required to provide hereunder to be provided by any other Person or entity that is providing, or may from time to time provide, the same or similar services for Spinco.

(b) MSG Networks shall provide to Spinco each MSG Networks Service for the term set forth opposite the description of such MSG Networks Service in Schedule B. Additional Services may be provided by MSG Networks to Spinco as provided in Section 2.3. At its option and with the consent of Spinco (which consent shall not unreasonably be withheld), MSG Networks may cause any MSG Networks Service it is required to provide hereunder to be provided by any other Person or entity that is providing, or may from time to time provide, the same or similar services for MSG Networks.

Section 2.2. Standard of Service. Spinco and MSG Networks shall maintain sufficient resources to perform their respective obligations hereunder. In performing the Services, Spinco and MSG Networks shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to completion of the Distribution for itself (but in no event less than a reasonable degree of care), subject in each case to any provisions set forth on Schedule A or Schedule B with respect to each such Service. Each party shall provide reasonable assistance to the other party in migrating the applicable Services to the recipient of such Services.

Section 2.3. Additional Services. From time to time after the date hereof, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the “Additional Services”). The parties shall cooperate and act in good faith to agree on the terms pursuant to which any such Additional Service shall be provided and to amend Schedule A or Schedule B, as applicable, in accordance with such terms. Notwithstanding the foregoing, neither party shall have any obligation to agree to provide Additional Services.

Section 2.4. Representative. The parties shall each appoint a representative (each, a “Representative”) to facilitate communications and performance under this Agreement. Each party may treat an act of a Representative of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Representative had authority to so act. Each party shall have the right at any time and from time to time to replace its Representative by giving notice in writing to the other party. The initial representative of each party is as set forth on Schedule C.

ARTICLE III

LICENSES AND PERMITS

Section 3.1. Licenses and Permits. Each party warrants and covenants that all duties and obligations (including with respect to Spinco, all Spinco Services and with respect to MSG Networks, all MSG Networks Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to MSG Networks, the MSG Networks Services and with respect to Spinco, the Spinco Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.

ARTICLE IV

PAYMENT

Section 4.1. General. (a) In consideration for the provision of each of the Spinco Services, MSG Networks shall pay to Spinco the fee calculated as set forth for such Spinco Service on Schedule A.

(b) In consideration for the provision of each of the MSG Networks Services, Spinco shall pay to MSG Networks the fee as calculated as set forth for such MSG Networks Service on Schedule B.

Section 4.2. Additional Expenses. (a) In addition to the fees payable in accordance with Section 4.1(a), MSG Networks shall reimburse Spinco for all reasonable and necessary out-of-pocket costs and expenses (including without limitation postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Spinco with respect to Third Parties in connection with the provision of Spinco Services to MSG Networks pursuant to the terms of this Agreement or paid by Spinco on behalf of MSG Networks; provided that if Spinco expects to incur in respect of a Third Party in any month costs and expenses in excess of $25,000 and not already contemplated by Schedule A, Spinco shall use commercially reasonable efforts to provide to MSG Networks prior to the first day of such month a written notice setting forth Spinco’s reasonable estimate of the expenses it expects to incur.

(b) In addition to the fees payable for expenses in accordance with Section 4.1(b), Spinco shall reimburse MSG Networks for all reasonable and necessary out-of-pocket costs and expenses (including without limitation postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Spinco with respect to Third Parties in connection with the provision of MSG Networks Services to Spinco pursuant to the terms of this Agreement or paid by MSG Networks on behalf of Spinco; provided that if MSG Networks expects to incur in respect of a Third Party in any month costs and expenses in excess of $25,000 and not already contemplated by Schedule B, MSG Networks shall use commercially reasonable efforts to provide to Spinco prior to the first day of such a month written notice setting forth MSG Networks’ reasonable estimate of the expenses it expects to incur.

Section 4.3. Invoices. (a) Spinco will invoice MSG Networks in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by MSG Networks in accordance with Section 4.1(a) for Spinco Services listed on Schedule A provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by MSG Networks in accordance with Section 4.2(a) (and enclosing invoices from the relevant Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Spinco Services to MSG Networks during such month. Spinco shall deliver or cause to be delivered to MSG Networks each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. MSG Networks shall pay each such invoice received by electronic funds transfer as follows: in the case of clauses (i) and (ii), within twenty (20) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments; provided that Spinco delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

(b) MSG Networks will invoice Spinco in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Spinco in accordance with Section 4.1(b) for MSG Networks Services listed on Schedule B provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Spinco in accordance with Section 4.2(b) (and enclosing invoices from such Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of MSG Networks Services to Spinco during such month. MSG Networks shall deliver or cause to be delivered to Spinco each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Spinco shall pay each such invoice received by electronic funds transfer: in the case of clauses (i) and (ii), within twenty (20) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments’ provided that MSG Networks delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

Section 4.4. Failure to Pay. Any undisputed amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid. Each party agrees to pay the other party’s reasonable attorneys’ fees and other costs incurred in collection of any amounts owed to such other party hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event either party fails to make a payment of any undisputed amount when due hereunder, and such failure continues for a period of thirty (30) days following delivery of notice to such non-paying party of such failure, the other party shall have the right to cease provision of such Services to such non-paying party until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the party providing services shall not in any manner limit or prejudice any of such party’s other rights or remedies in the event of the non-paying party’s failure to make payments when due hereunder, including without limitation any rights or remedies pursuant to Sections 6, 8 and 10.

Section 4.5. Termination of Services. In the event of a termination of Services pursuant to Section 8, with respect to the calendar month in which such Services cease to be provided, the recipient of such Services shall be obligated to pay a fee for such Services calculated as set forth on Schedule A or B, as applicable for the portion of the month prior to the termination. Where possible, the parties agree to work together cooperatively to seek to have terminations occur as of month ends, but this agreement shall not limit a party’s right to effect a termination in accordance with this agreement other than as of a month end.

ARTICLE V

INSURANCE MATTERS

Section 5.1. Disclaimer. Spinco does hereby, for itself and each of its subsidiaries, agree that MSG Networks and its subsidiaries and their respective directors, officers and employees shall not have any liability whatsoever as a result of the insurance policies and practices of MSG Networks and its affiliates as in effect at any time prior to the Distribution, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the selection, identity or performance of any third party administrator, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 5.2. Insurance Transition. MSG Networks agrees to use its commercially reasonable efforts to cause the interest and rights of Spinco and each of its subsidiaries as of the date of the Distribution as insureds, additional named insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Distribution or later if so permitted by the terms of the applicable insurance policy and assuming that such policy is then in effect) of MSG Networks in respect of periods prior to the date of the Distribution to survive the Distribution for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies. In accordance with this Agreement, MSG Networks shall transition the administration of such insurance policies and programs to Spinco and Spinco shall pay the costs and fees of MSG Networks during such transition as provided in Article IV and Schedule B. Any proceeds received by MSG Networks or any of its subsidiaries or affiliates after the date of the Distribution under such policies and programs in respect of Spinco shall be for the benefit of Spinco.

Section 5.3. Claims Made Policies. MSG Networks agrees that if it obtains or maintains any insurance coverage after the date of the Distribution for matters occurring prior to that time (e.g., a claims made directors and officers insurance policy) it will also obtain or maintain such coverage for Spinco and its subsidiaries, subject to Spinco’s payment of the fees and costs in connection therewith as provided in this Agreement.

Section 5.4. Audits and Adjustments. Spinco agrees that it will reimburse MSG Networks under this Agreement for any additional premiums or other amounts owing to any third party as a result of any audit or similar procedure by a third party, to the extent that such additional premiums or amounts owing relate to Spinco or any of its subsidiaries during the period Spinco or such subsidiaries were covered by the relevant insurance policy.

Section 5.5. No Assignment or Waiver. This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of MSG Networks in respect of any insurance policy or any other contract or policy of insurance.

Section 5.6. No Limitation on Spinco Insurance. Nothing in this Agreement shall be deemed to restrict Spinco from acquiring at its own expense any other insurance policy in respect of any liabilities or covering any period.

Section 5.7. Scope. The provisions of this Article V shall not apply to insurance practices or policies relating to health and welfare plans or any other employee benefit arrangement. For the avoidance of doubt, the provisions of Article V apply to insurance practices and policies relating to workers’ compensation and the foregoing sentence does not limit the application of Article V to such practices and policies.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification by Party Receiving Services. (a) MSG Networks agrees to indemnify, defend and hold Spinco harmless from and against any Loss to which Spinco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Spinco of Spinco Services, other than Losses resulting from Spinco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, MSG Networks shall not be liable under this Section 6.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

(b) Spinco agrees to indemnify, defend and hold MSG Networks harmless from and against any Loss to which MSG Networks may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by MSG Networks of MSG Networks Services, other than Losses resulting from MSG Networks’ gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Spinco shall not be liable under this Section 6.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

Section 6.2. Indemnification by Party Providing Services. (a) Spinco agrees to indemnify, defend and hold MSG Networks harmless from and against any Loss to which MSG Networks may become subject arising out of, by reason of or otherwise in connection with, the provision hereunder by Spinco of Spinco Services to MSG Networks where such Losses resulted from Spinco ’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Spinco shall not be liable under this Section 6.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

(b) MSG Networks agrees to indemnify, defend and hold Spinco harmless from and against any Loss to which Spinco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by MSG Networks of MSG Networks Services to Spinco where such Losses resulted from MSG Networks ’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, MSG Networks shall not be liable under this Section 6.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

Section 6.3. Third Party Claims. (a) If a claim or demand is made against MSG Networks or Spinco (each, an “Indemnitee”) by any Third Party (a “Third Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 6.1 or Section 6.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly and in any event by the date (the “Outside Notice Date”) that is the 15th Business Day after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date that the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the

Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided agreements, documents, books, records, files and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party, except to the extent that providing or causing the foregoing to be provided would constitute a waiver of any Indemnitee’s attorney-client privilege.

(c) If the Indemnifying Party acknowledges in writing responsibility under this Article VI for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(e) In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(f) MSG Networks and Spinco shall cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third-Party Claim. In furtherance of this obligation, the parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third-Party Claim, Spinco or MSG Networks, as the case may be, shall use its commercially reasonable efforts to make available to the other party, upon written request, their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and any records or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, records or other documents may reasonably be required in connection with such defense, settlement or compromise and (ii) making such Person, records or other documents so available would not constitute a waiver of the attorney-client privilege of Spinco or MSG Networks, as the case may be. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(g) The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.4. Indemnification Payments. (a) Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article VI within 30 days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Prime Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be (i) reduced to reflect any actual tax savings or insurance proceeds received by any Indemnitee that result from the Losses that gave rise to such indemnity, and (ii) increased by an amount equal to any tax cost incurred by any Indemnitee that results from receipt of payments under this Article VI.

Section 6.5. Survival. The parties’ obligations under this Article VI shall survive the termination of this Agreement.

ARTICLE VII

COOPERATION; CONFIDENTIALITY; TITLE

Section 7.1. Good Faith Cooperation; Consents. Each party shall use commercially reasonable efforts to cooperate with the other party in all matters relating to the provision and receipt of the Services. Such cooperation shall include, but not be limited to, exchanging information, providing electronic access to systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. Spinco and MSG Networks shall maintain reasonable documentation related to the Services and cooperate with each other in making such information available as needed.

Section 7.2. Confidentiality. Each party shall keep confidential from Third Parties the Schedules to this Agreement and all non-public information received from the other party regarding the Services, including, without limitation, any information received with respect to products and services of Spinco or MSG Networks, and to use such information only for the purposes set forth in this Agreement unless (i) otherwise agreed to in writing by the party from which such information was received or (ii) required by applicable law or any securities exchange (in which case the parties shall cooperate in seeking to obtain a protective order or other arrangement pursuant to which the confidentiality of such information is preserved) . The covenants in this Article VII shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective.

Section 7.3. Internal Use; Title, Copies, Return. Except to the extent inconsistent with the express terms of the Distribution Agreement and any Ancillary Agreement other than this Agreement, each party agrees that:

(a) title to all systems used in performing any Service provided hereunder shall remain in the party providing such Service or its third party vendors; and

(b) to the extent the provision of any Service involves intellectual property, including without limitation software programs or patented or copyrighted material, or material constituting trade secrets, the recipient of such Service shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the party providing such Service; and upon the termination of any Service, the recipient of such Service shall return to the party providing such Service, as soon as practicable, any equipment or other property of the party providing such Service relating to such Service which is owned or leased by the party providing such Service and is or was in its possession or control.

ARTICLE VIII

TERM

Section 8.1. Duration. (a) Except as provided in Sections 4.5, 6.5, 7.2, 8.2, 8.3, 8.4 and 8.5, the term of this Agreement shall commence on the date hereof and shall continue in full force and effect with respect to each Service until the earlier of (i) the expiration of the term set forth opposite the description of such Service in Schedule A or B, as applicable, unless otherwise mutually agreed by the parties and (ii) the termination of such Service in accordance with Section 4.4 or 8.1(b).

(b) Each party acknowledges that the purpose of this Agreement is for Spinco to provide the Spinco Services to MSG Networks on an interim basis until MSG Networks can perform the Spinco Services for itself, and for MSG Networks to provide the MSG Networks Services to Spinco on an interim basis until Spinco can perform the MSG Networks Services for itself. As MSG Networks becomes self-sufficient or engages other sources to provide any Spinco Service, MSG Networks shall be entitled to release Spinco from providing any or all of the Spinco Services hereunder by delivering a written notice thereof to Spinco at least twenty (20) Business Days prior to the effective date of release of such Spinco Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), Spinco shall discontinue the provision of the Spinco Services specified in such notice and any such Spinco Services shall be excluded from this Agreement, and Schedule A shall be deemed to be amended accordingly. Spinco shall also be entitled to release MSG Networks from providing any or all of the MSG Networks Services hereunder by delivering a written notice thereof to MSG Networks at least twenty (20) Business Days prior to the effective date of release of such MSG Networks Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), MSG Networks shall discontinue the provision of the MSG Networks Services specified in such notice and any such MSG Networks Services shall be excluded from this Agreement, and Schedule B shall be deemed to be amended accordingly.

Section 8.2. Early Termination by Spinco. Spinco may terminate this Agreement by giving written notice to MSG Networks under the following circumstances:

(a) if MSG Networks shall default in the performance of any of its material obligations under this Agreement, and such default or breach shall continue and not be remedied for a period of thirty (30) days after Spinco has given written notice to MSG Networks specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to MSG Networks; or

(c) if a Change of Control of MSG Networks has occurred.

Section 8.3. Early Termination by MSG Networks. MSG Networks may terminate this Agreement by giving written notice to Spinco under the following circumstances:

(a) if Spinco shall default in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of thirty (30) days after MSG Networks has given written notice to Spinco specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to Spinco; or

(c) if a Change of Control of Spinco has occurred.

Section 8.4. Suspension Due to Force Majeure. In the event the performance by either MSG Networks or Spinco of its duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, “Force Majeure Events”), the party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its non-performance due to such Force Majeure Event, but shall give notice to the other party of the Force Majeure Event and the fee provided for in Section 4.1 shall be equitably adjusted to reflect the reduced performance. In such event, the party affected by such Force Majeure Event shall resume the performance of its duties and obligations hereunder as soon as reasonably practicable after the end of the Force Majeure Event.

Section 8.5. Consequences of Termination. In the event this Agreement expires or is terminated in accordance with this Article VIII, then (a) all Services to be provided will promptly cease, (b) each of Spinco and MSG Networks shall, upon request of the other party, promptly return or destroy all non-public confidential information received from the other party in connection with this Agreement (including the return of all information received with respect to the Services or products of Spinco or MSG Networks, as the case may be), without retaining a copy thereof (other than one copy for file purposes), and (c) each of Spinco and MSG Networks shall honor all credits and make any accrued and unpaid payment to the other party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

ARTICLE IX

RECORDS

Section 9.1. Maintenance of Records. Each of the parties shall create and maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party’s agents such records during reasonable business hours.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided, however, that such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations.

Section 10.2. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of any form of dispute resolution with respect to all matters not subject to such dispute, controversy or claim.

Section 10.3. Other Remedies. Nothing in this Article X shall limit the right that any party may otherwise have to seek to obtain (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement.

ARTICLE XI

NOTICES

Section 11.1. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be emailed, hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Spinco:

MSG Spinco, Inc. (or, after the applicable name change, The

Madison Square Garden Company)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To MSG Networks:

The Madison Square Garden Company (or, after the applicable

name change, MSG Networks Inc.)

11 Penn Plaza

New York, New York 10001

Attention: President

with a copy to:

MSG Spinco, Inc. (or, after the applicable name change, The

Madison Square Garden Company)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

ARTICLE XII

MISCELLANEOUS

Section 12.1. Taxes. Except as may otherwise be specifically provided herein, each party shall bear all taxes, duties and other similar charges (and any related interest and penalties) imposed as a result of its receipt of Services under this Agreement.

Section 12.2. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 12.3. Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail. The rights and remedies of the parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 12.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party.

Section 12.5. Waivers. The failure of any party to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 12.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing by each of the parties.

Section 12.7. Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning party to be performed or observed.

Section 12.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 12.9. Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

Section 12.11. Waiver of Jury Trial. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 12.12. Specific Performance. Subject to Article X, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.14. Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Spinco and MSG Networks pursuant to the Distribution Agreement.

Section 12.15. No Presumption. Neither Spinco nor MSG Networks shall be deemed to be the drafter of this Agreement and no term or provision of this Agreement may be construed against any party on that basis.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the parties as of the date first herein above written.

THE MADISON SQUARE GARDEN COMPANY (To be renamed MSG Networks Inc.)

By:	/s/ James L. Dolan
Name: James L. Dolan
Title: Executive Chairman

MSG SPINCO, INC. (To be renamed The Madison Square Garden Company)

By:	/s/ David O’Connor
Name: David O’Connor
Title: President and Chief Executive Officer

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